EXHIBIT 99.2

American Eagle Outfitters, Inc.
Third Quarter 2005
Conference Call Transcript dated November 15, 2005

Operator

Good morning. My name is Loretta, and I'll be your conference facilitator today. At this time I'd like to welcome everyone to the American Eagle Outfitters third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period.

[OPERATOR INSTRUCTIONS] I'll now turn the call over to Judy Meehan, Director of Investor Relations. Ms. Meehan, you may begin your conference.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Good morning, everybody. Thank you for joining us today. With me from management are Jim O'Donnell, Chief Executive Officer; Susan McGalla, President, Chief Merchandising Officer, AE Brand; and Joan Hilson, Senior Vice-President, Finance. Also joining us are Roger Markfield, Vice-Chairman and President; as well as, Dale Clifton, SVP, Controller and Chief Accounting Officer. If you need a copy of our third quarter press release, it is available on our website AE.com, or please call Erin at 724-779-6076.

Before we begin, I need to remind everybody that during this conference call, members of management will make certain forward-looking statements based upon information which represents the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in the management's discussions and analysis section of our quarterly and annual reports filed with the SEC. Now, I'd like to introduce our CEO, Jim O'Donnell.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you, Judy. Good morning, everyone. I'm quite pleased with our third-quarter performance, which marks our seventh consecutive quarter of record sales and earnings. Our third quarter earnings-per-share increased 21% and was driven by a well executed design, merchandise, and marketing plan which translated into an operating margin of 19.6%. This was our fifth consecutive quarter of operating margins in the high teens or better. We effectively leveraged SG&A this quarter including store payroll, which was and is a top priority.

These are just a few indicators of our commitment to operate a disciplined and productive business. But now I'd like to speak about the elements of our strategy that we believe will drive growth and generate strong margins in the future. We'll continue to sharply focus on our value proposition targeting the core 15 to 25 year-old customer. Our real estate strategy will drive 40 to 50 new store openings for the next three to five years, primarily, in A and B shopping malls, new lifestyle centers and urban locations.

In addition to this, we will continue our successful remodeling strategy. We have 176 stores remaining in our old store format and we plan to renovate about 40 to 50 stores next year with the balance to be completed in three to four years. New and remodeled stores are performing exceptionally well. Our new 2004 stores have ramped up quickly, producing sales volume over 100% of our average mature stores and over 95% on our per-square-foot basis. Recently remodeled stores have generated a year-to-date sales increase of 46% on a square footage increase of 28%.

Expansion of our successful intimates business is another significant opportunity. We're poised to launch intimates as a sub-brand directly targeted at our AE customers. Our intimates real estate strategy includes in-store presentation, and we're also testing a side-by-side format where we dedicate intimates stores adjacent to our American Eagle stores. Our direct business, through AE.com, enables us to extend our reach to current and new customers. For example, we are servicing international markets and we've broadened our product assortment.

We're quite excited as we are about to enter our first international market outside of North America. We have recently signed a Memo of Understanding to open stores in Japan. One of the drivers in this decision was that Japan is the best performing international country for our AE direct business, and we're equally optimistic about our store potential.

We recently revealed the name of our second lifestyle brand, Martin and Osa, targeting 25 to 40 year-olds. It'll give us access to a sports wear market for an entirely new generation of shoppers outside of AE's 15 to 25 year-old target. We'll launch the brand in August with the opening of at least five stores. To support the strategic growth initiatives we've invested capital in operations, technology and financial infrastructures. We've assembled talented, experienced teams in key areas of our Company, including design, production, merchandising, store operations and finance.

We're also gearing up for future growth initiatives by building additional infrastructure to support new strategic initiatives. As we announced several weeks ago, we're relocating our corporate headquarters to an urban location in Pittsburgh. The new site features a more creative and productive work environment which will support our long-term requirements. The move also enables the expansion of our Warrendale distribution facility, which will include a new data center which will house our complete IT infrastructure.

We're also expanding the operational capabilities in our Kansas distribution center to support new initiatives. We have a strong financial position to support our growth and end the quarter with $680 million in cash and investments. During the quarter, we completed a repurchase program totaling six million shares for a total investment of $139 million. Going forward, we will continue to evaluate share repurchase programs as part of our overall corporate financial plan. In short, we're pleased with our past performance. Our focus is clearly on the future and profitable growth. Thanks for your attention. Now here's Susan McGalla.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Thanks, Jim. Hi, everyone. Overall, I was pleased with the performance of our back-to-school and fall assortment. We've continued to stay closely connected to our customers through interviews, focus groups and, most importantly, sales performance. We've been getting great, ongoing feedback on our fits, styles and our brand. Our teams did a great job interpreting current trends and making them right for the AE lifestyle. During the quarter, our women's division produced comps in the positive low double digits. Within women's, knit tops, graphic t-shirts, denim, pants, footwear, accessories and intimates performed well, while blazers and woven shirts underperformed. Our men's division comped in the positive mid-teens during the third quarter. Strong men's categories included denim, knit tops, shorts, jackets, underwear and accessories, while men's pants and woven shirts were soft.

We are thrilled to see that according to the latest MPD data for back-to-school 2005, guys and girls, aged 15 to 25, ranked American Eagle as the number one market share leader among specialty stores. We continue to achieve our goal to be the denim destination for our target customer. Key sales metrics improved in the third quarter with the number of transactions and units sold per average store increasing in the low double-digits. Our average unit retail price rose in the mid-single digits, reflecting a positive product mix, partially offset by higher markdowns.

It's important to note that last year the third quarter was outstanding and we experienced unusually strong full-priced business. This year, our average unit retail price and our merchandise margins reflected a more typical and anticipated third quarter promotional cadence. This performance delivered the 21% earnings growth that Jim mentioned.

During the third quarter we launched our new loyalty program, AE All Access Pass. We're exceeding our enrollment goals and are extremely pleased to be on track with our customer relationship strategy of less couponing, and the future of building a dialogue and loyalty with a broad customer base.

Our first holiday collection arrived in stores on October 23. Holiday reflects rich colors and on-trend silhouettes full of branded details that elevate the AE brand and add value to our collection. We've made a few strategic changes to our approach this holiday.

We shifted our holiday two floor set to November 19, one week earlier, enabling us to capitalize on the robust store traffic over the Thanksgiving weekend. This floor set adds significantly more product newness than last year and amps up the in-store holiday atmosphere. This strategy reinforces our holiday tag line of "Get Together, Give Together" that supports the AE lifestyle of friends, family, fun and gift-giving for the holiday season.

Then on December 24, our spring transition floor set arrives in stores bringing in fresh merchandise and full price business for the important post-Christmas week. Our e-commerce business performed above expectations, with sales increasing 50% compared to last year. Maximizing AE.com is a major initiative and opportunity for growth. We're continuing our efforts to bring the excitement from our store experience to our online environment this holiday season.

As part of our strategic growth plan we're working diligently on key opportunities including expanding our intimates business and entering international markets, which build on existing brand strength. We're very excited and optimistic about the future opportunities for the American Eagle brand. Thanks, and now I'll turn the call over to Joan.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Thanks, Susan. Good morning, everyone. I'm very pleased to be joining you this morning for my first conference call at American Eagle. In my brief time with the Company, I have been very impressed with our operating disciplines and I'm excited about American Eagle's growth opportunities. I look forward to meeting with all of you in the upcoming months. Our third-quarter financial performance reflects a well-received merchandise assortment, adherence to our operating disciplines and ongoing expense control. This performance compares favorably to an exceptionally strong quarter last year. Third quarter sales increased 20.5% to $578 million. Comparable store sales increased 13.6% against a 26.8% comp increase last year.

Our sales reflected a mid-single digit increase in the average unit retail price. Transactions per average store and units per average store were up in the low double-digits and units per transaction declined slightly. Looking at our comps by region, we saw increases of low-twenties in the southeast, mid-teens in the northeast, southwest, mid-Atlantic and Canada, and high single-digits in the west and midwest. Our gross margin was 46.6%, which declined 220 basis points from a very strong 48.8% margin in the third quarter of last year. A higher IMU offset by an increase in markdowns against an exceptional full-price business last year lead to a 280 basis point decline in merchandise margin.

This year our margins reflected a more typical third quarter promotional cadence. The margin decrease was partially offset of 60 basis points of leverage in buying, occupancy, and warehousing, primarily rent. SG&A on a rate basis was 23.8%. We leveraged 120 basis points while absorbing expenses related to our growth initiatives, which we did not incur last year. We achieved leverage on store payroll and incentive compensation.

Additionally, we demonstrated continued positive results from our ongoing expense control initiatives. The performance in all of the areas I've mentioned generated a strong 19.6% operating margin and this compares to 20.2% in the third quarter of last year. Other income increased $4.7 million reflecting a higher average cash and investment balance on a higher investment yield compared to the third quarter last year. Our third-quarter effective tax rate was approximately 37.5%. This compares to 39% for the same quarter last year. The lower rate was primarily the result of a significant increase in tax exempt interest income and reconciliation of our tax rate with our most recent tax filings.

Going forward, we expect our effective tax rate to approximate 38% to 38.5%. However, we're currently evaluating the opportunity to make a repatriation of unremitted foreign earnings under the provisions of the American Jobs Creation Act. If we decide to implement a repatriation plan, it will result in a fourth quarter effective tax rate slightly above 40%.

Income in the third quarter increased approximately 25% to $73.4 million, compared to $58.7 million from continuing operations last year. Fully diluted earnings-per-share increased 21% to $0.47 compared to $0.39 from continuing operations last year. At the end of the quarter, total merchandise inventories were up approximately $49 million to $253 million.

Our U.S. inventory per square foot at cost increased about 22% and our units per foot were up about 18%. Our inventory is current as our back-to-school and fall clearance inventories were about flat compared to last year. The increase in inventory is principally driven by advanced receipts of holiday merchandise due to the changes related to the holiday two floor set, as Susan discussed.

Looking ahead to the end of the fourth quarter, we expect U.S. inventory and cost per foot to be up in the mid- to high teens. Capital expenditures for the quarter totaled $29 million, which related primarily to our new and remodeled stores. For the year, we expect capital expenditures of approximately $80 million. Our prior guidance of a $100 million reflected the new headquarters purchased this year, which will now occur in 2006.

With respect to earnings guidance at this point in the quarter, we expect our fourth-quarter earnings per share to be in the range of $0.73 to $0.75. This reflects the potential repatriation decision I mentioned earlier which we expect to result in a tax rate slightly above 40%, affecting EPS by about $0.02. This compares to earnings of $0.70 from continuing operations in the fourth quarter of last year. Thank you, and now we would like to open the call for questions. We ask that you please limit yourself to one question to allow us to hear from as many of you as possible.

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from Lauren Levitan from SG Cowen.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Hi, Lauren?

Operator

Miss Levitan, your line is open.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Next caller please.

Operator

Your next question comes from Dorothy Lakner, CIBC World Markets.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Hi, Dorothy? There must be a problem.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Dead end.

Operator

Miss Lakner, your line is open.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Dorothy? Hello?

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Loretta, there must be a problem.

Operator

Ms. Lakner, your line is open.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Loretta?

Operator

One moment, sir.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Okay.

Operator

One moment. I do apologize.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

That's okay.

Operator

Ms. Lakner, your line is open.

Dorothy Lakner - CIBC World Markets - Analyst

Yes. Can you hear me now?

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Yes, hi, Dorothy. [LAUGHTER]

Dorothy Lakner - CIBC World Markets - Analyst

Just a question for Susan on, just if you could talk, or give a little bit more color on the level of newness that you've brought to the holiday assortments. I know, you talked about it, you definitely benefited from it in the third quarter, so that would be one question. Secondly, just on the guidance, what comp are you assuming in the guidance that you've given for fourth quarter? Thanks.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Okay, Dorothy. A couple things, holiday one for us that we set a couple weeks ago, it really, generally, the entire floor set is new. We carry over key items in, in key washes in denim, and some women's trousers and men's khakis. Other than that, that entire floor set is new.

One significant change that we're very pleased about is when we move into this holiday two floor set, right before Thanksgiving that I spoke of, women's will be about, deliver about 20% newness, and men's will deliver about 15% newness and that's versus almost nothing a year ago and we feel very, very good about that change.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Dorothy, it's Joan Hilson. With respect to the comp guidance, it's our practice not to give comp guidance.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Next question.

Operator

Lauren Levitan, your line is open. You may proceed.

Lauren Levitan - SG Cowen & Co. - Analyst

Thanks. Is it working this time?

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Yes.

Lauren Levitan - SG Cowen & Co. - Analyst

Good morning, everyone.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Good morning.

Lauren Levitan - SG Cowen & Co. - Analyst

Jim, I was hoping you could elaborate a little bit on this relationship that you've established for Japan and give us some sense of timeline for what you would be pursuing over there and the investments required on your part versus any partner's part? And also maybe if you could just give us a little bit of color of what you've seen from the Japanese customer through any research you've done and/or through AE.com and then for Susan, I was hoping you can tell us a little bit more about how the intimates initiative is going. I saw that in that first freestanding store, the bra assortment wasn't there yet. Can you give us some sense of how focused it's going to be on loungewear versus true intimates and what kind of a rollout we might be looking for over the next couple of years. Thanks. And then one quick one for Joan. Could you just tell us the Q3 ending shares?

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

I'll take that first. As it relates to the intimates initiative, Lauren, first of all, we're very pleased with how our assortment continues to evolve. We have some new design talent that we put in not quite a year ago, and we're really seeing the benefits of how that product is evolving in the spirit of the American Eagle brand.

The bras assortments will be tested in a small group, meaning about 150 stores, in the spring season for to us learn more about that business with a partner who is a specialist in that business, and we're very much looking forward to the results of that.

And then the other piece of it is, the loungewear piece of intimates is very important because it really embodies the spirit of our brand, and from the beginning when we entered the intimates business what we call AE dormwear, definitely defines our girl's lifestyle when we think of her in the dorm room after school studying, all that kind of thing. But to really be powerful in this business the underwear side needs to ramp-up, panties and bras, and we're very serious about growing that piece of it, as well.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Lauren, regarding Japan, Roger and I have been having on-again, off-again conversations over the last, probably, three years now with some various potential partners in the Asian market. And so we decided now at this particular juncture that we would, we would enter the Japanese market. But in order to do that within our business model, we felt that we needed a business partner in order to help us understand not only the Japanese culture, but also the various idiosyncrasies with doing business in Japan.

We think we've found that partner. We have an MOU that we signed a few weeks ago. I had a team there just recently. In fact, they're back as of yesterday. And I expect to meet with them tomorrow to get a download on their meetings and their observations.

But I will say this that right now from all of the research that we've done and with the conversations that we've had with our potential partner, things are moving along very positively. We feel good about the market. There are a few questions that need to be answered regarding the relationship between the partner and ourselves. The way to deal will be structured is that American Eagle will have the majority control over the agreement, but also we'll have all of say as it relates to how we do business and our brand presentation, product assortment and so forth.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Lauren, with respect to the number of shares, Q3 ending is 156 million and based on repurchases to date, Q4 is between 152 million to 153 million.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Loretta, next question.

Operator

Your next question comes from Richard Jaffe with Legg Mason.

Richard Jaffe - Legg Mason Wood Walker - Analyst

Thanks very much, guys. Just a quick follow-on. I guess I was also looking for the ending share count, but I was looking for the ending number not the average, and 156 appears to be the average number of shares in the quarter?

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Yes. We don't have that available right at our fingertips here, Richard, we can get that for your later. But as Joan said, for the fourth quarter based on the current repurchases to date you can use between 152 and 153. Loretta, next question.

Operator

Your next question comes from Christine Chen from Pacific Growth.

Christine Chen - Pacific Growth Equities - Analyst

Hi, there. Just wanted to see if you could elaborate a little bit about the new concept and, you know, what sort of expenses you might incur with it, and if it's already factored into your guidance for Q4?

Roger Markfield - American Eagle Outfitters, Inc. - Vice Chairman, President

The new strategy is something we're very excited about. It's -- and I think you've seen the interview with Ken Pilot on it -- it's a new generation of shoppers, certainly outside the American Eagle target. And it's a generation in motion, and it is a big idea in a big niche that we think will be a multi-billion dollar business. The expense, I'll pass that to Jim.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

I'll take it. The expense has been factored in to our earnings, and it will be factored in every quarter, and up through the year end, and we've also built it into our budgets for next year of '06 when we anticipate opening the strategy in summer.

Operator

Your next question comes from Joe Teklits from Wachovia Securities.

Joseph Teklits - Wachovia Securities - Analyst

Thanks, hi, guys.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Hi, Joe.

Joseph Teklits - Wachovia Securities - Analyst

I'll keep it to one, maybe two questions.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

[LAUGHTER] Thanks, Joe.

Joseph Teklits - Wachovia Securities - Analyst

Okay. No problem. I guess the first one would be inventory. I think you said mid-teens, mid- to high teens at the end of Q4. I'm just curious if that's because you're looking out to Q1 and still looking for comps to be as robust as they've been, or if there's some timing of shipments that goes along with that? And also if you can, in the past you've given us guidance for SG&A dollar growth. Maybe that would be helpful if you could give us that again for Q4, or for next year? Thanks.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Thanks, Joe. Our inventory view for Q4 positioned in the mid- to high teens, we are comfortable with that positioning and, yes, we believe that we've taken a conservative view of the inventory in transit and are factoring into that the timing of receipts from the first quarter.

With respect to the SG&A question, our expense control initiatives remain the same. And we have not to this date, we're not providing guidance on SG&A dollar growth, Joe, but rest assured that, you know, we feel that the operating expense control initiatives that we have in place will continue to be consistent and that we see a path to continuing to leverage at mid-single digit comps.

Operator

Your next question comes from Adrienne Tennant from Wedbush. Ms. Tennant you may proceed.

Adrienne Tennant - Wedbush Morgan Securities, Inc. - Analyst

Good morning, just a couple of questions, actually. The first is it seems in the third quarter you were kind of testing some higher price points you know with the blazers kind of in the $58, maybe that high $58 range, and I was wondering what you had found from the customers and where you found that there was pricing resistance? And, secondly, if you can just give me the ending square footage, that would be great. Thanks.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Adrienne, I'll take the first with one. First of all, I want to be very clear, because we're very clear internally, we're a value player out there, and value doesn't mean the cheapest. It means whatever product that we put out there should be a good value to our customer. And that -- what that means, our denim is a great example. We run our denim pricing anywhere from $29.50 to $58, but that $58 jean is an amazing value compared to what you see out there in some of our competitors and some of the aspirational brands. That is how we'll continue to approach this business, but I will tell you where we have categories, market share driving categories, that are at some of these prices that are a little bit higher, when the product's right the customer will pay for it. That really gives our design team the latitude to put some special things onto the product in great details that our customer tells us he and she really likes.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Adrienne, with respect to the gross square growth footage, the number ending 3Q was 4,720,000.

Operator

Your next question comes from David Glick from Buckingham Research Group. Mr. Glick, you may proceed.

David Glick - Buckingham Research Group - Analyst

Good morning. Clearly, you guys had a great run in denim this year and, obviously, it's driven your business. How do you see that classification growing and evolving in 2006 in terms of its penetration, your assortment, washes, fits and do you see a resurgence in non-denim long bottoms in the first half of '06?

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Okay. David first of all, as it relates to denim. Again, we're very proud of some of the new research that came in with us showing that we're the number one market share player in the third quarter on denim. As you know, we pride ourselves in having an ongoing communication and discussion with our customer and in any research that we do whether its focus groups, going on to the campuses with these kids, denim is their life.

They talk about how many pairs they buy each season and what they want that's new, and we'll continue to be in tune with that, offer newness and excitement in that category and don't see that slowing down for 2006. With that being said, you hear it out there's certainly some other trends happening, military inspiration, things like that that we'll be involved with in the spirit of our brands and our design team will be doing a great job bringing those to our customer.

Operator

Your next question comes from Janet Kloppenburg with JJK Research. Ms. Kloppenburg, you may begin.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Hi.

Janet Kloppenburg - JJK Research - Analyst

Hi, guys. Just a couple of questions on the inventory, it looks like the timing of receipts, Susan, may be driving the inventory levels to higher than expected levels or perhaps higher than what we think comps might be in the upcoming quarters. Do you see this trend continuing that the timing will continue to push the inventories higher or do you see that leveling out as we go through the spring season? And if you could just talk a little bit about the denim trend and the outlook for spring? Do you see other classifications compensating for a possible decline in denim, or do you think that classification could continue to grow? Thank you.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Okay. All right, Janet. Couple of things. As it relates to inventory, we're very disciplined about the way that we plan our inventory and project our inventories, and I think that we delivered on that. When Joan explained to you that, at the beginning of the fourth quarter our clearance inventory, which means back-to-school and fall clearance, is about flat to last year. I think that really exhibits how we approach our inventories and deliver the number that we need to come in on.

When we do have some changes in some floor sets, you know, we do what we need to do to deliver the right power to our customer in the key ideas. So again, we will continue to take a look at that, and control our inventories and run, you know, some of the best inventory returns that are out there, we're committed to continuing to do that.

As it relates to denim, there are some new trends actually happening in denim. For competitive reasons I won't go into the details of that, but in addition to wash, there's some new things happening in fit and some styles that we're very excited about where we're headed in the back half of this year and into spring.

Operator

Your next question comes from Jeff Black with Lehman Brothers. Mr. Black, you may proceed.

Jeff Black - Lehman Brothers - Analyst

Good morning. I just had a couple questions, really expense related again. But what kind of CapEx are you guys forecasting for next year? What level of CapEx increase to undertake these initiatives, and when you look at Martin and Osa and Japan and DC expansion, how much do you expect that to weigh on the SG&A rate and can that be offset by what you're doing in payroll will be the next part of that question?

You answered the comp part of the question, but I guess the overall tone is, what kind of earnings growth do you really think is possible in '06? We're spending a lot of money, gross margins are pretty high, I think there's probably more we can do in markdown optimization but is it possible to get anywhere above 10% earnings growth given the amount that you're spending, and that's going to be running through the expense line next year? Thanks.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

I think it's a very good question. But the answer is, yes. We have taken all of our initiatives that are CapEx centric and we factored all of those into our earnings forecast for '06. I think '06 will be a challenging year, but I think every year is a challenging year.

And I feel that what we're doing right now is something that I believe all of you have, at some point in time, have asked for, and that is what are we doing about the future, not necessarily what about today. And I think what we've shared with you on this call is a very definite commitment, not just to '06, but in the ensuing years. So all the CapEx and all the initiatives that we have out there are extremely well planned. The funding has all been accounted for, and we'll still be in, I think, in very strong financial shape in the ensuing years.

Operator

Your next question comes from Robin Murchison from SunTrust Robinson.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Hi, thanks, and good morning.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Hi, Robin.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Just a question, Martin and Osa, will the split of business, men's, women's, accessories be the same as Eagle, or will it weigh more heavily towards women's, and do you anticipate carrying footwear?

Roger Markfield - American Eagle Outfitters, Inc. - Vice Chairman, President

The same as Eagle and footwear will be part of it.

Operator

Your next question comes from John Morris from Harris Nesbitt.

John Morris - Harris Nesbitt Gerard - Analyst

Thanks, good morning. Let's see, the AE pass that you have have had in the stores, I'm curious to get a little bit more color on that, how it's working for you? Maybe you can share with us your expectations for how that's going to play out in the fourth quarter and if you continue it on into the beginning next year?

But most importantly, can you go over the accounting treatment for that? I would anticipate whereas you might be recognizing revenues now, how do you book the markdowns associated with that program? What's the timing of how it impacts the gross margin? Does it put any kind of a liability on the balance sheet? So if you can kind of cover the accounting treatment?

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Okay, good. I think that is great question, actually, John, and I'll cover the front part of that question and turn it over to my compadres for the accounting piece. As it relates to the AE All Access Pass, we're very excited and as I mentioned in my opening comments, this is a very strategic initiative for us that we've been working on over the last couple of years. Again, less couponing and a more of a focus on a long-term relationship with our customer. As you know, we're very disciplined about the way that we approach new initiatives. This was out there in test for about eight to ten months before we decided what format to go after, and how to set it up and how aggressively to pursue it.

And so we figure and we feel that we're working with some, a lot of knowns as it relates to launching loyalty. I also mentioned that we're exceeding our enrollment goals. We're very excited about that and as I turn it over for the accounting pieces, oh, as you know, the accounting piece of this, we're in the investment phase, obviously.

We're signing people up at this point in and terms of them coming back to use their points, that will start to benefit us in the spring of next year. But the thing that we're most excited about is this establishes a direct link to our customer. What we're going to learn about our customer base and how to live dialogue with them because of the sign up of this I think is immeasurable to our kind of brand, so I'll turn it over to Dale.

Dale Clifton - American Eagle Outfitters, Inc. - SVP, Controller and Chief Accounting Officer

Okay. Hi, John, this is Dale Clifton. As Susan indicated we're very excited about the program. From the accounting standpoint, we have started accruing a liability for the expected redemption rate on the program, which as the program continues to grow, the liability will continue to grow, but we'll monitor those assumptions and adjust the accrual accordingly as we go forward with the program.

Operator

Your next question comes from Margaret Mager from Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi, it's Margaret, good morning.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Good morning.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Hi, Margaret.

Margaret Mager - Goldman Sachs - Analyst

Congratulations on your number one market share in denim.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Thank you.

Margaret Mager - Goldman Sachs - Analyst

That's fantastic.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Thank you.

Margaret Mager - Goldman Sachs - Analyst

I have a question about the markdowns in the third quarter and your view of the fourth quarter. Does that continue given that, you know, you'll be continuing up against low markdown rates and, you know, you characterize the third quarter as a more normal situation? Would that also apply to the 2006 view of gross margins? And then related to that, you know, how does it sync up that your average unit retail is actually up, while your markdowns is up?

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Okay. Do you want me to take pieces. I'll let Joan fill in if I miss anything for you, Margaret. A couple things is, what is normal and typical in this business is a question we'd all like to answer probably. But as it relates to how we're modeled and set up, our strategies, it is more typical of what we ran in the third quarter and our motto is this. We bring great product, on-trend product. We try our very best to take a risk out a very risky demographic with our testing models and the things that we learn from our customer and how we communicate to our customer.

With that being said, we don't view ourselves, obviously, as a promotional brand. We view ourselves as a brand that runs planned events, we use our lease line heavily. We're very proud of what we bring to the lease line as it relates to big ideas, often times value pricing associated with those big ideas at the lease line, and the other thing about our brand is we don't sit on poor performing items. If we have something that's a little bit slow we take our hit and we move on.

That allows us to offer freshness ten times a year to our customer and that's very important to us. So that's the way we run our business, and we'll continue to move our business forward. When you hit on a season like Q3 of last year when you almost can do no wrong and almost everything sold at ticket, that's a beautiful thing, but, on the go-forward, we'll continue to be conservative about our strategies, as I just described to you.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

With respect to AUR, Margaret, we would talk about the AUR increase as relating to the myth of our product and how our product is selling, so -- and we feel very good about that.

Operator

Your next question comes from Elliott Lawrence with Jefferies Management. Mr. Lawrence, you may proceed.

Elliott Lawrence - Jefferies & Co. - Analyst

Good morning.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Good morning.

Elliott Lawrence - Jefferies & Co. - Analyst

Jim, on about five minutes ago, you said something to the effect that next year would be challenging. I would hope you would expound on that because your stock's down about $0.70 subsequent to that comment.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

I think every year is challenging. I don't think that '06 is going to be any different than any other year, and if it's misconstrued by it's going to be an unusual year, I don't think it's going to be an unusual year. It is going to be typical of any year we have. This year of '05 could be defined as challenging since we were up against a record year of '04, and we've managed for three-quarters now to increase our results over the year prior.

Operator

Your next question comes from Paul Bartolai from Credit Suisse First Boston.

Paul Bartolai - Credit Suisse First Boston. - Analyst

Thanks, guys. Just wondering, you know, as you talk about '06, you know, how do you look about at the long-term operating margin in the business? Should we be looking at this business as a 20% plus operating margin business, and if you can, maybe, just speak just a little bit more specifically to how much room is there to leverage payroll? What are the other initiatives that you guys are working on where you can maybe squeeze out maybe a little bit additional operating margin? Thanks.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Paul, our long-term sustainable operating margin we believe, as you know, as we execute our growth strategies in line with goals and initiatives that Jim outlined we feel on a long-term basis we can produce double digit earnings growth. We continue to focus on expense initiatives across all of our operating line items. We are, a priority focus, as Jim said, continues to be selling payroll. We look at opportunity, some of the operating expense leverage that we got this quarter was related to professional fees. We implemented the debit card program which also gave us leverage on the charge card fees. So we look at all of our line items and try to improve that as -- through all of these initiatives as we do our day-to-day business.

Operator

Your next question comes from Kimberly Greenberger from Citigroup.

Kimberly Greenberger - Smith Barney Citigroup - Analyst

Great, thank you, good morning. Can you hear me okay?

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Yes.

Judy Meehan - American Eagle Outfitters, Inc. - Director, Investor Relations

Yes.

Kimberly Greenberger - Smith Barney Citigroup - Analyst

Great thanks. I was wondering if you could expand on your new store growth over the next three to five years in the 40 to 50 store range? Is that exclusively the American Eagle brand, or does that also include your new concept, and if it does not include the new concept could you give us some idea of your expectations there? And, just lastly, on e-commerce revenue, could you give us an approximation of what e-commerce sales represent as a percent of total? Thanks.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Kimberly, I'll take the first part. The 40 to 50 stores are for the AE brand only. The new concept, M&O, is treated separately. In year one I mentioned earlier that it's going to be a minimum of five stores in the first year. In the second year, we would anticipate somewhere in the vicinity of 10 to 15, and if the concept meets at the hurdle rates that we've established I would anticipate that we would ramp up to probably 25 stores to 30 stores per year up to about a 300-store chain, which should translate into about a billion dollar business over 10 years.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Kimberly, as it relates to e-commerce, that's an initiative we're very excited about the growth and where it's going and we have some things to take that into the future but as reporting it as a separate number, we don't do that.

Operator

Your next question comes from Todd Slater from Lazard Capital Market.

Todd Slater - Lazard Freres & Co. - Analyst

Thanks very much. Just a quick question. I'm wondering if you guys could give us, maybe, a candid assessment of the performance so far of the Holiday One delivery that hit, I guess, almost a month ago. It looks like there's been some early markdowns on blazers and some outerwear and some of the key knit items like the Twilight Zip Sweater. I'm wondering what your assessment of it is so far out of the gate? Thanks.

Susan McGalla - American Eagle Outfitters, Inc. - Chief Merchandising Officer, President AE Brand

Okay, Todd, as I mentioned, in my opening comments we're very pleased with where we're positioned and excited about our holiday assortment. We're a few days into the quarter, and it's really too early for us to comment on specific items within the assortment. As I mentioned, as it relates to our strategy, we have planned events, and we don't sit on soft sellers, and we will always react to that, and we're in the spirit of our plan, as we speak.

Operator

Your next question comes from Stacy Pak from Prudential Equity.

Stacy Pak - Prudential Equity Group, LLC - Analyst

Just a few quickies. Mostly follow-ups. One is, will you give comps month-to-date in November? Also, on the inventory for Q4, is it due to timing or not? What is the CapEx guidance for '06? And this quarter, how much was SG&A hit from cost related to the new business? Thanks.

Joan Hilson - American Eagle Outfitters, Inc. - SVP, Finance

Thanks, Stacy. We're not commenting, to Susan's points earlier, we are not commenting on comps month-to-date for the month of November, and we'll talk to you about that on the November sales call. With respect to Q4, we've projected and given guidance on a Q4 ending inventory balance that reflects our best estimate of what an inventory in transit will look like at the end of January. So that he's our conservative view at this point in time.

With respect to CapEx for 2006, we'll give you that guidance when we get to the fourth-quarter earnings call. And then with respect to SG&A and the absorption of our new initiatives costs, all of that, the costs as we said earlier, is included in our go-forward guidance and has been absorbed and we've effectively leveraged our SG&A in the third quarter while absorbing those costs.

Operator

Your next question comes from Holly Guthrie from Morgan Keegan.

Holly Guthrie - Morgan Keegan & Co., Inc. - Analyst

Thank you. Good morning, everyone. Of the 40 to 50 stores you're opening over the next three to five years, under the AE brand, are all of them AE, or are some of them the side-by-side intimate stores? And also could you review your go-forward guidance?

James O'Donnell - American Eagle Outfitters, Inc. - CEO

Holly, the 40 to 50 stores are all American Eagle stores. They do not include any of the test on the side-by-sides on the intimate strategy.

Operator

At this time there are no further questions. I'd now like to turn the call back over to Mr. O'Donnell.

James O'Donnell - American Eagle Outfitters, Inc. - CEO

I want to thank everyone for your interest, and we look forward to speaking to you all real soon. Have a great day.

Operator

This concludes today's conference call. You may now disconnect.